UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013

TREX COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of principal executive offices)	(Zip Code)

(540) 542-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Trex Company, Inc. (the “Company”) has announced that on December 16, 2013, the U.S. District Court for the Northern District of California granted final approval of a settlement agreement that resolves a nationwide class action lawsuit filed in California alleging certain misrepresentations and defects in Trex’s first-generation composite products relating to mold growth and color issues. The settlement agreement, the claim resolution process and class notice are available for review at www.trex.com/legal/2013classactionsettlement.aspx.

Under the terms of the settlement, Trex will provide to qualified claimants a one-time cash payment or the opportunity to receive other relief, including a rebate certificate on its newer-generation shelled products (Trex Transcend® and Trex Enhance®). This relief is available for any qualified claimant who purchased first-generation Trex composite product between August 1, 2004 and August 27, 2013 having a certain level of mold growth, color fading or color variation, and who meets certain other requirements as set forth in the settlement agreement. The cost to Trex under the settlement is capped at $8.25 million plus $1.475 million in attorneys’ fees to be paid to the Plaintiffs’ counsel.

In addition to the above described relief, Trex agreed to discontinue the manufacture of non-shelled composite products (Trex Accents®) by December 31, 2013, provide a video demonstrating cleaning instructions for non-shelled composite products on its website, and distribute warranty pads to retailers.

The Company denied any liability in the settlement and agreed to the settlement in order to avoid additional expensive, time consuming litigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: December 18, 2013
/s/ Ronald W. Kaplan

Ronald W. Kaplan Chairman, President and Chief Executive Officer (Duly Authorized Officer)